Exhibit 10.1

Offer Letter between Raven Industries, Inc. and Steven E. Brazones

October 10, 2014

Steven Brazones
1 Monarch Court
North Oaks, Minnesota 55127

Dear Steven:
Congratulations on being selected to join the Raven Team! This letter will confirm our offer of employment and your acceptance of the position of Chief Financial Officer with the Corporate Services Division. Your employment with Raven Industries is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.
Salary: You will receive an annual compensation of $265,000 in 26 bi-weekly payments. Your manager will be Dan Rykhus, President and CEO.
Incentive: You will also be eligible to participate in an annual incentive program beginning with the start of Raven’s FY16 - February 1, 2015.
Long Term Incentive: Opportunity to participate, at the discretion of Raven’s President and CEO, in the long term incentive program to receive restricted stock units and/or stock options next fiscal year. (stock options have a 25% vesting schedule after one (1) year/restricted stock units have a three (3) year vesting schedule).
Special Incentive: Upon start date, Raven will provide $100k of restricted stock units to be fully vested after 3 years (1/3 vested annually on anniversary date).
Relocation: Raven will provide you with a moving allowance of $50,000 (gross) to help facilitate your move from North Oaks, MN to Sioux Falls, SD. In addition, we will provide up to $2000 for up to 6 months for temporary housing in Sioux Falls.
PTO: You will begin to accumulate PTO at a rate of 13.3 hours per month (4 weeks per year) with a maximum cap annually of 240 hours. You will be eligible to begin drawing from your PTO after your first 60 days of employment.
Executive benefits include an additional 2 weeks per year. *Executive Supplemental Benefits attached.
Sick Time: You will also be eligible for two (2) weeks of sick time beginning on your start date.
Benefits: You will be eligible to participate in the Raven Health Plan after 60 days of employment should you choose to do so. *Executive Supplemental Benefits attached.
Contingencies: This offer is contingent upon your passing our pre-employment drug test, and signing the Raven Employment Agreement. Attached is a copy of the Raven Employment agreement. Please review this agreement prior to your start date as you will be asked to sign this document on your first day.
Background Check: A background check is required for all positions in Human Resources, Finance, IT, and Legal. Attached is a background authorization form, please print, complete and return as soon as possible so we may conduct the check prior to your start date.
Pre-employment Drug Screen: You will not need an appointment for the drug screen, but will need to go between the hours 7am-4:30pm prior to your start date. Sanford Clinic is located at 900 E. 54th St North, Sioux Falls, SD.

P.O. Box 5107 Sioux Falls SD 57117-5107 Telephone (605) 336-2750

Exhibit 10.1

We look forward to you joining the Raven Team on November 3, 2014. Please report to the Raven Corporate offices located at 205 E. 6th St., Sioux Falls, SD at 8:30 am. Please ask for Nicole when you arrive. Attached is a short list of items to bring on your first day.
After you review this above information, please respond to this e-mail and state: "Yes, I accept this offer".
Should you have any questions, please give me a call at 605-331-0385. We look forward to you helping us solve great challenges! Welcome to Raven!
Sincerely,

/s/ Jan Matthiesen
Jan Matthiesen
VP Human Resources
Raven Industries